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-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[X]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               | Expires: PENDING          |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(f) of the
                                                   Investment Company Act of 1940
( Print or Type Responses)
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|  1. Name and Address of            | 2. Issuer Name and Ticker or               | 6. Relationship of Reporting Person(s)         |
|     Reporting Person*              |    Trading Symbol                          |     to Issuer (Check all applicable)           |
|                                    |    Choice One Communications, Inc.(CWON)   |                                                |
| Johnson     Eugene        B.       ----------------------------------------------    |_| Director             |_| 10% Owner      |
|                                    | 3. IRS                  | 4. Statement for |    |_| Officer (give title  |X| Other (specify |
--------------------------------------    Identification       |    Month/Year    |                 below)                 below)  |
|   (Last)    (First)    (Middle)    |    Number of            |                  |                                                |
|                                    |    Reporting Person,    |    May 2002      |                 Former Director                |
|c/o FairPoint Commumications, Inc.  |    Person, if an        ---------------------------------------------------------------------
|521 E. Morehead Street, Suite 250   |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing            |
--------------------------------------    (Voluntary)          |    Date of       |        (Check Applicable Line)                 |
|             (Street)               |                         |    Original      |                                                |
|                                    |                         |    (Month/Year)  |    |X| Form filed by One Reporting Person      |
|                                    |                         |                  |    |_| Form filed by More than One Reporting   |
|Charlotte   North Carolina  28202   |                         |                  |        Person                                  |
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|   (City)    (State)    (Zip)       |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
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| 1.                            | 2.      | 3.        | 4.                                  | 5.           | 6.        | 7.        |
| Title of Security             | Trans-  | Trans-    | Securities Acquired (A)             | Amount of    | Owner-    | Nature of |
| (Instr. 3)                    | action  | action    | or Disposed of (D)                  | Securities   | ship      | Indirect  |
|                               | Date    | Code      | (Instr. 3, 4 and 5)                 | Beneficially | Form:     | Bene-     |
|                               |         | Instr. 8) |                                     | Owned at End | Direct    | ficial    |
|                               | (Month/ --------------------------------------------------- of Month     | (D) or    | Owner-    |
|                               | Day/    |       |   |                |(A)|                |              | Indirect  | ship      |
|                               | Year)   |       |   |                |or |                | (Instr. 3    | (I)       | (Instr.   |
|                               |         | Code  | V |     Amount     |(D)|     Price      |  and 4)      | (Instr.4) |  4)       |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
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|1.               |2.      |3.      |4.      |5.           |6.                |7.               |8.      |9.       |10.    |11.    |
|Title of         |Conver- |Trans-  |Trans-  |Number of    |Date Exer-        |Title and Amount |Price   |Number   |Owner- |Nature |
|Derivative       |sion    |action  |action  |Derivative   |cisable and       |of Underlying    |of      |of       |ship   |of     |
|Security         |or      |Date    |Code    |Securities   |Expiration        |Securities       |Deriv-  |Deriv-   |Form   |In-    |
|(Instr. 3)       |Exer-   |        |(Instr. |Acquired (A) |Date              |(Instr. 3 and 4) |ative   |ative    |of     |direct |
|                 |cise    |(Month/ | 8)     |or Disposed  |(Month/Day/       |                 |Secur-  |Secur-   |Deriv- |Bene-  |
|                 |Price   |Day/    |        |of(D)        | Year)            |                 |ity     |ities    |ative  |ficial |
|                 |of      |Year)   |        |(Instr. 3,   |                  |                 |(Instr. |Bene-    |Secur- |Owner- |
|                 |Deriv-  |        |        | 4 and 5)    |                  |                 | 5)     |ficially |ity:   |ship   |
|                 |ative   |        |        |             |------------------------------------|        |Owned    |Direct |(Instr.|
|                 |Secur-  |        |        |             |        |        |        |         |        |at End   |(D) or | 4)    |
|                 |ity     |        |        |             |        |        |        |Amount   |        |of       |In-    |       |
|                 |        |        |        |             |Date    |Expi-   |        |or       |        |Month    |direct |       |
|                 |        |        -----------------------|Exer-   |ra-     |        |Number   |        |(Instr.  |(I)    |       |
|                 |        |        |      | |      |      |cis-    |tion    |        |of       |        | 4)      |(Instr.|       |
|                 |        |        |Code  |V| (A)  | (D)  |able    |Date    |Title   |Shares   |        |         | 4)    |       |
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|Director Stock   |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|Option (right to |        |        |      | |      |      |        |        | Common |         |        |         |       |       |
|buy)             | $2.38  |1/23/02 |  A   |V|10,000|      |  (1)   |1/22/12 | Stock  | 10,000  |        | 10,000  |   D   |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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Explanation of Responses:
(1) The option becomes exercisable in four equal installments, such that 25% of the grant vests upon each year anniversary of the grant, beginning on the first anniversary of the grant date specified in Column 3.





                                                                             /s/ Eugene B. Johnson                June 17, 2002
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.            Name:  Eugene B. Johnson                        Date
     1001 and 15 U.S.C. 78ff(a).                                      Title: Chief Executive Officer

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
       Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
Number.

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